NEWS RELEASE 13-021	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
Hornbeck Offshore Completes Conversion and
Redemption of 1.625% Convertible Senior Notes due 2026

November 18, 2013 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE: HOS) (“Hornbeck” or the “Company”) announced today that all of its outstanding 1.625% Convertible Senior Notes due 2026 (the “Notes”) have been converted or redeemed. Holders of approximately $249.6 million in aggregate principal amount of the Notes elected to convert their Notes prior to the previously announced redemption date of November 15, 2013. The conversions of these Notes were settled based on the applicable conversion rate of 20.6260 shares of the Company's common stock per $1,000 principal amount of Notes, which equates to a conversion price of $48.48 per share, and on the volume-weighted average price of the Company’s common stock during the Observation Period (as defined in the Indenture governing the Notes) of October 8, 2013 through November 11, 2013. The Company satisfied its conversion obligations to these holders by paying cash equal to the aggregate principal amount of the Notes converted and delivering shares of the Company's common stock in settlement of all conversion obligations in excess of the principal amount (except that the Company paid cash in lieu of issuing fractional shares). In total, the Company delivered 728,411 shares of the Company's common stock to the converting holders, which were provided to the Company by the counterparties to the previously disclosed convertible note hedge transactions entered into in 2006 concurrently with the pricing of the Notes. This prevented the equity dilution that would otherwise have resulted from the share delivery requirements of the conversion. The number of shares of the Company’s common stock outstanding after the conversion was the same as immediately prior to the conversion. The remaining $0.4 million in aggregate principal amount of the Notes was redeemed at a redemption price of 100% of the principal amount thereof. The cash payment obligations related to the conversion and redemption were funded with cash on-hand.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America. Hornbeck Offshore currently owns a fleet of 61 vessels primarily serving the energy industry and has 20 additional high-spec Upstream vessels under construction for delivery on various dates through 2016.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the construction and delivery of additional vessels. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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